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                                                                   EXHIBIT 10.44


                       AMENDMENT NO. 2 TO LEASE AGREEMENT

This Amendment No. 2 to Lease Agreement, dated as of August 2, 2007, is entered into by ABITIBI CONSOLIDATED SALES CORPORATION, a Delaware Corporation ("Landlord") and SNOWFLAKE WHITE MOUNTAIN POWER, LLC, an Arizona limited liability company ("Tenant").

                                    RECITALS

A. Landlord and Tenant have entered into that certain Ground Lease Agreement, dated as of September 14, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the "Lease"). Capitalized terms used herein but not defined herein have the meaning given in the Lease.

B. Landlord, COBANK, ACB ("Lender") and Tenant have entered into that certain Consent and Agreement, dated as of September 1, 2006 (the "Consent"), pursuant to which the Lease was amended as described in the Consent.

C. Landlord and Tenant have entered into that certain Large Generator Interconnection Agreement with ARIZONA PUBLIC SERVICE COMPANY ("APS"), an Arizona corporation, effective as of November 1, 2006 (the "Interconnection Agreement"), which, among other purposes, enables Landlord and Tenant to interconnect the Power Facility to the transmission system of APS. The Interconnection Agreement was filed with the Federal Energy Regulatory Commission ("FERC") on December 1, 2006 and accepted by FERC by letter order dated January 9, 2007.

D. In support of Landlord's and Tenant's "exempt wholesale generator" status under the regulations and policies of FERC, the Parties wish to establish and confirm that Tenant shall possess, as hereinafter set forth, an ownership interest in the facilities to be used to deliver electricity generated by the Power Facility to the point of interconnection with the transmission facilities of APS. For purposes of the Lease, such facilities shall mean the 13.8/69 KV Substation at the Paper Mill and the 69 KV transmission line emanating from the Substation to the interset pole owned by APS.

E. Pursuant to Section 27 of the Lease, Landlord has granted to Tenant easements on, over, across or under the Abitibi Land to the extent described in said
Section 27.

F. The Interconnection Agreement provides that it shall terminate should the Lease or its attached Operations Provisions be terminated or otherwise cease to be effective during the term of the Interconnection Agreement. The Parties desire to avoid a situation whereby a termination of the Lease or Operations Provisions would result in the Paper Mill not having access to the offsite transmission grid. Accordingly, the Parties desire to amend the Lease and Operations Provisions to provide that termination of the Lease or Operations Provisions shall not be effective until a replacement interconnection agreement is in place and effective.

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     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

     1. Amendment of Lease. Landlord and Tenant agree that the Lease shall be amended as follows (with capitalized terms not otherwise defined herein having the meaning given in the Lease and section references referring to sections of the Lease):

          (a) Section 2.2 of the Lease is amended to read as follows:

               2.2 Early Termination. Tenant shall have the right to terminate this Lease by notice to Landlord if the Power Facility is no longer able to produce electricity for reasons outside Tenant's control (e.g., inability to obtain biomass fuel at commercially reasonable prices and changes in applicable laws). A termination by Tenant of this Lease under this Section 2.2 shall only be effective upon: (a) Tenant giving Landlord at least 90 days' prior written notice of such termination; (b) Tenant providing Landlord with evidence satisfactory to Landlord that all the Improvements (as defined in Section 8 below) and the Real Property are free and clear of all liens (except current property taxes and assessments), including, without limitation, any Leasehold Lien and any Mortgage (as both terms are defined in Section 28.3 below); and (c) Landlord providing notice to Tenant that a Replacement Interconnection Agreement is in place and effective, provided that once the time period specified in the notice under (a) has passed, and the requirements under (b) are met, Tenant's obligations to Landlord shall be limited to those that survive the termination of the Lease and the payment to Landlord of $1.00 per month.

          (b) Section 4.2 of the Lease is amended to read as follows:

               4.2 Substation Reimbursement. Within 30 days following the completion of construction of the Power Facility and issuance of the certificate of occupancy for the Power Facility by the appropriate governmental authorities if such certificate is required, but in any event no later than January 1, 2008, Tenant shall make a one-time payment of $500,000 to Landlord as Tenant's share of the cost of constructing the "Substation". At the time such payment is made, Landlord shall deliver to Tenant a Bill of Sale conveying to Tenant an undivided 20% ownership interest in the Substation and the 69 KV transmission line emanating from the Substation to the point of interconnection with APS, which shall be the interset pole owned by APS and located at the terminus of the 69 KV line (collectively, the "Interconnection Facilities"). So long as Landlord operates the Paper Mill, Landlord (i) hereby grants Tenant the right to access and utilize the Interconnection Facilities to the extent necessary to support operation of the Power Facility and (ii) shall make commercially reasonable efforts to keep the Interconnection Facilities available to Tenant. If Landlord needs the Substation capacity for its own purposes, Landlord shall notify Tenant at least 365 days prior to the date upon which Tenant will no longer be entitled to use the Interconnection Facilities. If Landlord's requirement for use of the Interconnection Facilities is permanent and such notice is given during the first 10 years of the Lease Term, Landlord shall return to


                                       -2-

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Tenant with such notice a prorated share of the $500,000 payment referred to above in this Section. Such share shall be equal to $50,000 for each full year remaining in the 10-year period. (For example, if Landlord gives Tenant such notice 4 1/2 years after the beginning of the Lease Term, Landlord shall return to Tenant the sum of $250,000.) The Bill of Sale from Landlord to Tenant shall recite that upon the date that Tenant is no longer entitled to use the Interconnection Facilities on a permanent basis, or if no such notice is given, then upon the expiration of the Lease Term, Landlord shall thereupon own 100% of the Interconnection Facilities, without the need for the delivery of any conveyance document from Tenant to Landlord. Landlord shall permit Tenant, if Tenant desires, to upgrade the Substation to handle Tenant's requirements, at Tenant's cost and expense. Landlord shall continue to be responsible for the maintenance, repair and operation of the Substation.

          (c) The form of the Bill of Sale referenced in paragraph (b) above is attached hereto as Exhibit A.

          (d) Section 19 of the Lease is amended to read as follows:

               19. Landlord's Default. Subject to the Operations Provisions, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within 30 days after the receipt of written notice from Tenant specifying in detail Landlord's failure to perform; provided however, that if the nature of Landlord's obligation is such that more than 30 days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such 30-day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided in law or at equity, provided that any termination of this Lease by Tenant shall be subject to the Lease termination requirements of Section 2.2.

          (e) Section 35 of the Lease is amended to include the following definitions:

          "APS" - shall mean Arizona Public Service Company, its successors and assigns.

          "Interconnection Facilities" - shall have the meaning set forth in
          Section 4.2.

          "Replacement Interconnection Agreement" - shall mean an agreement between Landlord and APS providing for continued access by Landlord to the offsite transmission grid of APS after either the Lease or Operations Provisions cease to be effective.

     2. Amendment of Operations Provisions. Facility Owner and Facility Operator agree that the Operations Provisions attached to the Lease shall be amended as follows (with capitalized terms not otherwise defined herein having the meaning given in


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the Operations Provisions and section references referring to sections of the
Operations Provisions):

               9.2 Duties upon Termination.

                    9.2.1 Upon termination of these Operations Provisions, at the request of Facility Owner, Facility Operator shall exercise good faith and due diligence to train, at Facility Owner's expense, a new operator engaged by Facility Owner. If Facility Owner makes such request prior to the date that would otherwise be the termination date, these Operations Provisions shall remain in full force and effect until the requirement of Section 9.2.2 is met (if applicable), and until the first to occur of: (i) the date upon which a new operator agreeable to Facility Owner shall have been engaged and trained to the satisfaction of Facility Owner; or (ii) 90 days after the date which would otherwise have been the date of termination. Facility Operator shall continue to be reimbursed for expenses incurred by it and appropriately compensated so long as it continues to perform Services under these Operations Provisions. The selection of a new operator by Facility Owner shall be subject to the prior written approval of Facility Operator, which approval shall not be unreasonably withheld.

                    9.2.2 In the event of termination of these Operations Provisions, at the request of Facility Operator, these Operations Provisions shall remain in full force and effect until a Replacement Interconnection Agreement is in place and effective.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of the date first written above.

ABITIBI CONSOLIDATED SALES              SNOWFLAKE WHITE MOUNTAIN POWER, LLC
CORPORATION


By: /s/ John McKee                      By: /s/ Robert M. Worsley
    ---------------------------------       ------------------------------------
    Name                                    Name
Its: General Manager                    Its: CEO
     Title                                   Title


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                                    EXHIBIT A

                                  BILL OF SALE

     For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ABITIBI CONSOLIDATED SALES CORPORATION ("Landlord"), hereby transfers to SNOWFLAKE WHITE MOUNTAIN POWER, LLC ("Tenant"), an undivided 20% ownership interest in the Substation, as defined in that certain Ground Lease Agreement between Landlord and Tenant, dated as of September 14, 2005 as amended ("Lease") and in the 69 KV transmission line emanating from the Substation to the interset pole owned by Arizona Public Service Company and located at the terminus of the 69 KV line. The property transferred hereunder is transferred "AS IS" and subject to such prior encumbrances, if any, that may exist, and Landlord disclaims any and all warranties pertaining thereto, including but not limited to any implied warranty of condition, merchantability or fitness for a particular purpose.

     Tenant hereby acknowledges that in the event Landlord gives notice to Tenant that Landlord needs the Substation and 69 KV line capacity for its own purposes, then on the date specified in the notice, which shall be no less than 365 days after the giving of the notice, or in the event no such notice is given, then at the end of the Lease Term, as defined in the Lease, the ownership interest transferred hereunder shall revert to Landlord without the requirement of any written document of transfer to Landlord or acceptance by Landlord.

DATED this ______ day of __________________, 200__.

                                        ABITIBI CONSOLIDATED SALES CORPORATION


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                                                       "Landlord"


                                        SNOWFLAKE WHITE MOUNTAIN POWER, LLC


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                                                        "Tenant"

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STATE OF ARIZONA   )
                   ) ss.
County of Navajo   )

     Before me this 2nd day of August, 2007, personally appeared John Mckee, who acknowledged himself/herself to be the General Manager of ABITIBI CONSOLIDATED SALES CORPORATION, a Delaware corporation, and who executed the foregoing on its behalf.


                                        /s/ Lori K. Armijo
                                        Notary Public

My Commission Expires:

March 27, 2009

STATE OF ARIZONA     )
                     ) ss.
County of Maricopa   )

     Before me this 2nd day of August, 2007, personally appeared Robert M. Worsley, who acknowledged himself/herself to be the CEO of SNOWFLAKE WHITE MOUNTAIN POWER COMPANY, LLC, an Arizona limited liability company, and who executed the foregoing on its behalf.


                                        /s/ Patti K. Carroll
                                        Notary Public

My Commission Expires:

Arch 27, 2010